Exhibit 6

AGENCY AGREEMENT

This Agency Agreement (the “Agreement”) is made as of the 14th day of November, 2016 by and between Avista Capital Partners (Offshore), L.P., a Bermuda exempted limited partnership (the “Seller”), and Avista Capital Partners, L.P., a Delaware limited partnership (the “Agent”).

WHEREAS, in connection with the offer and sale (the “Offering”) of an aggregate of 2,500,000 shares (the “Underwritten Shares”) of common stock, $.01 par value per share (the “Common Stock”), of AngioDynamics, Inc., a Delaware corporation (the “Company”), by certain selling stockholders pursuant to the Underwriting Agreement dated November 14, 2016 by an among the Company, Barclays Capital Inc., as underwriter (the “Underwriter”), and the selling stockholders named therein (including the Agent) (the “Underwriting Agreement”), and in order to facilitate the sale by the Seller of its pro rata share of the Common Stock to be sold in the Offering, the Agent, at the request of Seller, will sell, as agent and for the benefit and account of Seller in accordance with the terms of this Agreement, an aggregate of 408,706 shares of Common Stock (the “Seller Shares”) to the Underwriter pursuant to the Underwriting Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto hereby agree as follows:

1. Appointment of Agent. Upon the basis of the representations and warranties and other agreements contained herein and subject to the terms and conditions set forth in this Agreement, the Seller engages the Agent, and the Agent hereby agrees, to act as the Seller’s agent, to sell, as agent and for the benefit and account of Seller in accordance with the terms of this Agreement, the Seller Shares to the Underwriter pursuant to the Underwriting Agreement. The Agent shall receive no compensation from the Seller for services rendered hereunder.

2. Delivery and Sale of Seller Shares. Prior to the closing of the Offering, the Seller will instruct the Company’s transfer agent to transfer to the Agent’s book-entry account at the Company’s transfer agent 408,706 shares of Common Stock held by the Seller to facilitate the Agent’s sale, on behalf of the Seller, of the Seller Shares. Subject to the receipt of the 408,706 shares of Common Stock from the Seller into its book-entry account at the Company’s transfer agent, the Agent hereby agrees to sell, as agent and for the benefit and account of the Seller, the Seller Shares to the Underwriter pursuant to the Underwriting Agreement and to remit the proceeds therefrom (without deduction) to the Seller promptly following receipt thereof from the Underwriter.

3. Representations and Warranties. (a) The Seller represents and warrants and agrees with the Agent that:

(i)	The Seller is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its formation.

(ii)	The Seller has all requisite partnership or other authority and power to execute, deliver and perform its obligations under this Agreement. This Agreement and the performance by the Seller of the obligations contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller and no other proceedings on the part of the Seller are necessary to authorize the execution and delivery of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed and delivered by the Seller and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Agent, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

(iii)	The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations hereunder (i) do not result in any violation of the constituent documents of the Seller, (ii) do not conflict with, or result in a breach of any of the terms or provisions of, or result in the creation or acceleration of any obligations under, or constitute a default under any agreement or instrument to which the Seller is a party or by which the Seller is bound or to which its properties may be subject, and (iii) do not violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental authority having jurisdiction over the Seller or any of its properties.

(iv)	Each of the representations and warranties contained in Section 1(b) of the Underwriting Agreement would be true and correct as to the Seller if the Seller were a selling stockholder thereunder with respect to the Seller Shares.

(b)	The Agent represents and warrants and agrees with the Seller that:

(i)	The Agent is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its formation.

(ii)	The Agent has all requisite partnership or other authority and power to execute, deliver and perform its obligations under this Agreement. This Agreement and the performance by the Agent of the obligations contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Agent and no other proceedings on the part of the Agent are necessary to authorize the execution and delivery of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed and delivered by the Agent and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Seller, constitutes the legal, valid and binding obligation of the Agent, enforceable against the Agent in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

(iii)	The execution and delivery of this Agreement by the Agent and the performance by the Agent of its obligations hereunder (i) do not result in any violation of the constituent documents of the Agent, (ii) do not conflict with, or result in a breach of any of the terms or provisions of, or result in the creation or acceleration of any obligations under, or constitute a default under any agreement or instrument to which the Agent is a party or by which the Agent is bound or to which its properties may be subject, and (iii) do not violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental authority having jurisdiction over the Agent or any of its properties.

4. Exculpation and Indemnification. Neither the Agent nor any of the other Non-Recourse Parties (as defined below) shall have any liability (in tort, contract or otherwise) to the Seller or any other person or entity for any and all losses, claims, damages or liabilities, or any actions or proceedings (whether commenced or threatened) in respect thereof and costs and expenses (including reasonable fees of counsel) (collectively, “Claims”) arising out of or from any act or omission on the part of the Agent in connection with the performance by the Agent of its obligations and agreements hereunder or otherwise in connection with the Offering, the sale of the Seller Shares and the transactions contemplated hereby or thereby, except for any such Claims which are determined, in a final judgment by a court of competent jurisdiction, to have resulted from the Agent’s gross negligence or willful misconduct in performing the services that are the subject of this Agreement. The Seller shall, and it hereby agrees to, indemnify and hold harmless the Agent and the other Non-Recourse Parties from and against any and all Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement), or actions or proceedings in respect thereof, arise out of or are based upon the performance by the Agent of its obligations and agreements hereunder or otherwise in connection with the Offering, the sale of the Seller Shares or the transactions contemplated hereby or thereby. “Non-Recourse Parties” means the Agent and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or affiliates of the Agent (including but not limited to its general partner and the members of its general partner) and any and all former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interests, controlling persons, incorporators, directors, officers, employees, agents, attorneys, members, managers, management companies, portfolio companies, general or limited partners, stockholders, representatives, assignees or affiliates of any of the foregoing, and any and all former, current or future direct or indirect heirs, executors, administrators, trustees, representatives, successors, assigns or agents of any of the foregoing.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of The State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

6. Amendment and Waiver. No amendment or waiver of any term, provision or condition of this Agreement shall be effective as against any party, unless in writing and executed such party.

7. Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AVISTA CAPITAL PARTNERS (OFFSHORE), L.P.

By:	Avista Capital Partners GP, LLC,
its general partner

By:	/s/ Ben Silbert
Name:	Ben Silbert
Title:	General Counsel

AVISTA CAPITAL PARTNERS, L.P.

By:	Avista Capital Partners GP, LLC,
its general partner

By:	/s/ Ben Silbert
Name:	Ben Silbert
Title:	General Counsel